Follow-On Common Stock Offering March 2011 Issuer Free Writing Prospectus, dated March 10, 2011 Filed Pursuant to Rule 433 Registration Statement No. 333-170836

2
Forward Looking Statements
Certain statements included in this presentation are “forward-looking statements”, within the meaning of section 27A of the Securities Act of 1933, as amended.  All statements other than statements of historical facts contained in this presentation, including statements regarding our plans, objectives and goals, future events or results, our competitive strengths and business strategies, and the trends in our industry, are forward-looking statements. The words “believe,” “will,” “may,” “could,” “estimate,” “project,” “predict,”
“continue,” “anticipate,” “intend,” “should,” “plan,” “expect,” “appear,” “future,” “likely,” “probably,” “suggest,”
“goal,” “potential” and similar expressions, as they relate to us, are intended to identify forward-looking statements. Forward-looking statements made in this presentation reflect beliefs, assumptions and expectations of future events or results, taking into account the information currently available to us. These beliefs, assumptions and expectations may change as a result of many possible events, circumstances or factors, not all of which are currently known to us. If a change occurs, our business, financial condition, liquidity, results of operations and prospects may vary materially from those expressed in, or implied by, our forward-looking statements. Accordingly, you should not place undue reliance on these forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by our forward-looking statements include the risks outlined in the “Risk Factors” section of our Registration
Statement on Form S-1, as amended. Except as required by applicable law or regulations, we do not undertake, and specifically disclaim any obligation, to update or revise any forward-looking statement.

3
I.
Offering Terms & Summary Financials
II.
Xenith History & Overview
III.
Our Team
IV.
Our Target Markets
V.
Our Target Customers
VI.
Significant Capital
VII.
2010 Progress
VIII.
Credit and Risk Management
IX.
Summary of the Opportunity
X.
Appendix
Table of Contents

I. Offering Terms & Summary Financials * * * * * * *

5
Offering Terms
Issuer: Xenith Bankshares, Inc. (“Xenith”)
Security: Common Stock
Type of Offering: Public Offering
Ticker Symbol/Exchange: XBKS / The NASDAQ Capital Market
Offering Amount: Up to $42.0 million (inclusive of over-allotment option)
Over-Allotment Option: 15%
Underwriters: Sandler O’Neill & Partners
Stifel Nicolaus Weisel
Expected Pricing Date: Late week of March 14
th
/ early week of March 21
st
2011
Use of Proceeds: We intend to use substantially all of the net proceeds to support organic loan growth, continued infrastructure
and personnel investment and other general business
purposes, potentially including acquisitions

6 6
• Summary Financials:
– Total Assets: $251.2mm
– Gross Loans: $153.1mm
– Loan Loss Reserve: $1.8mm
– Total Deposits: $175.1mm
– Total Shareholders’ Equity: $48.8mm
• Closing price as of March 8, 2011: $5.20
• Price to Tangible Book Value Per Share
as of March 8,
2011:
87.7%¹
• Total Branches: 5
• Serving markets that have aggregate population of 8.4mm²
Summary Financial Data
Note: Financial data as of December 31, 2010; Market data as of March 8, 2011
¹ Reconciliation of tangible book value per share can be found in the appendix
² Market defined as the Golden Crescent consisting of Washington, DC-MD-VA-WV, Richmond-Petersburg, VA and Norfolk-Virginia Beach-Newport News, VA-NC
Source: ESRI, SNL Financial

II. Xenith History & Overview * * * * * * *

March 2008
Agreement Signed
with BankCap
Partners to Create a
Virginia Bank
July 2008
Initial DeNovo
Offering
Commenced
September 2008
Financial Crisis
November 2008
Decision Made to End
DeNovo Offering and
Pursue Merger
May 2009
Merger with
First
Bankshares,
Inc. Announced
June 2009
Closing of Regulation D
Offering $47.5 mm
December
2009
Merger
Consummated
December 2007 –
March 2008
Due Diligence
BankCap Partners
TCB* and ACB*
Our History
Dec-07 Mar-08 Jun-08 Jul-08 Sep-08 Oct-08 Nov-08 Dec-08 May-09 Jun-09 Dec-09
*Texas Capital Bank and Atlantic Capital Bank

9
Overview: Differentiated Business Model
Our business is based on four building blocks:
Skilled
Skilled
Team
Team
Vibrant
Vibrant
Markets
Markets
Significant
Significant
Capital
Capital
Core
Core
Customers
Customers

We Believe that Xenith Bankshares Presents an Attractive, Differentiated
Investment Opportunity

10 10
• Customers:
– Middle-market and small businesses, local real estate developers and investors, private banking clients and select retail banking clients
• Markets:
– Virginia’s “Golden Crescent” – Northern Virginia, Richmond, and
Hampton Roads
• Management:
– Seasoned bankers with multiple large banks and local market experience
• Relationship Managers (RMs):
– Selective hiring and balanced incentives
Overview: Differentiated Business Model

0
5

15
20
25
30
35
40
45
50
<250M 250M - 500M 500M - 1B 1B - 5B >70B
$-
$50
$100
$150
$200
$250
$300
$350
$400
Number of Companies
Total Assets
Total Deposits
11
Overview: The Competitive Opportunity
We believe that:
• Community banks are constrained by capital resources
• Mega-banks are hampered by organizational structure
11
Note: Data as of June 30, 2010
Source: FDIC, SNL Financial
Virginia Based Institutions, Deposits & Assets Totals

12
Overview: Early Results

• All substantial investments in infrastructure are in place
• Doubled net interest income in 2010:
– 50% loan growth
– 53% deposit growth
• Significant BankCap, Management and Board of Directors investment

III. Our Team * * * * * * *

• In-depth banking experience in
technology and operations
• Rigorous analytics & information
based approach
• Public company / SEC reporting
experience
• Significant public company board
experience, six with previous bank
board experience
• Board members with direct
experience overseeing key
committees, including Audit,
Credit, and Asset & Liability
Management
• Previous large regional bank
experience in the Mid-Atlantic
• Diversified backgrounds in key
disciplines
• Extensive credit experience
14
Executive Team
Professional Staff
Skilled Board
14
Relationship Managers
Our Skilled Team
• Skilled bankers with extensive in-
market experience and existing
customer relationships
• Specific experience in C&I, Small
Business, Commercial Real
Estate, & Private Banking

15
Management Bios
• T. Gaylon Layfield,
III:
President, Chief Executive Officer and a director of Xenith Bankshares
– Previously President and Chief Operating Officer of Signet Bank
– Has 25 years experience in banking
• Thomas W.
Osgood:
EVP, Chief Financial Officer, Chief Administrative Officer and Treasurer
– Held roles in commercial banking, investment banking and risk management at Signet Bank and Wachovia
Bank
– Has more than 20 years experience in banking
• Wellington (Chris) W. Cottrell, III: EVP and Chief Credit Officer
– Served as Managing Director of Risk Management in the Corporate and Investment Banking Group at
SunTrust Bank
– Spent entire 30 year career in banking
• Ronald E. Davis: EVP and Chief Lending Officer
– Served as President and CEO of Virginia Heartland Bank and its successor, Second Bank and Trust
– Managed Chicago loan production office for C&S National Bank
– Managed Signet credit center lending to small business and middle market firms
– Spent entire 35 year career in banking
• W. Jefferson O’Flaherty: EVP and head of Private Banking
– Regional Managing Director of Wachovia Wealth Management (now Wells Fargo)
– Served as Managing Director with First Union Bank, and led the private banking practice in Richmond, Norfolk and Roanoke
– Spent entire 35 year career in banking

16
Board of Directors
• T. Gaylon Layfield, III - CEO & President, Xenith Bankshares; formerly COO Signet Banking
Corporation
• Malcolm S. McDonald - Retired CEO Signet Banking Corporation
• Robert J. Merrick - Retired Chief Credit Officer, Signet Banking Corporation
• Brian D. Jones - Principal and co-founding partner of BankCap Partners
• Scott A. Reed - Principal and co-founding partner of BankCap Partners
• James E. Turner - Retired President and COO of General Dynamics
• Palmer P. Garson - Managing Director of Cary Street Partners, LLC
• Mark Sisisky - Managing Director of Caprin Asset Management
• Larry L. Felton - Retired COO of Angus I. Hines, Inc.
• Patrick D. Hanley - CEO of Gallium Technologies, LLC; former CFO of UPS Ground Freight, formerly
Overnight Transportation
• Peter C. Jackson - President of Jackson Real Estate

IV. Our Target Markets * * * * * * *

Attractive
Attractive
Demographics
Demographics
18 18
Core Attributes of Target Markets
Fragmented Banking
Fragmented Banking
Landscape
Landscape
Economy Built on
Economy Built on
Diverse Industry Base
Diverse Industry Base
Vibrant Local
Vibrant Local
Economies
Economies

Washington
& N. Va. Region
Hampton
Roads
Region
Richmond
Region
NC
TN
KY
MD
PA
OH
¹ Economic output as measured by gross product for the MSAs listed
² $73,259 is the population weighted average of the median household income of Washington, DC-MD-VA-WV, Richmond-Petersburg, VA, and
Norfolk-Virginia Beach-Newport News, VA-NC
³ As per FDIC data dated 6/30/10
Source: Brookings Rockefeller Project on State and Metropolitan Innovation, ESRI, SNL Financial, FDIC
Golden Crescent Highlights
19
• The “Golden Crescent”:
-
Washington, DC-MD-VA-
WV
-
Richmond-Petersburg, VA
-
Norfolk-Virginia Beach-
Newport News, VA-NC
• Median household income of
the $73,259 compared to
nationwide median of $54,442²
• Approximately 73% of the
state’s deposits are located in
these three target markets³
• Bank consolidation in Virginia
left a middle-market and small
business banking void
“Golden Crescent” represents 75% of Virginia’s economic output¹

Vibrant Business Environment
• Virginia’s gross domestic product (“GDP”) is estimated at $406bn, ranking it ninth in the nation
• Since 2000, the Golden Crescent’s unemployment rate has been on average 1.9% lower than the national rate
• Notable Virginia Rankings and Recognitions:
– Since 2007, Virginia has ranked first or second in CNBC’s survey of the best state for business in
America
– Ranked second in 2010 study conducted by Forbes.com evaluating America’s top states for business
20
Source: Bureau of Economic Analysis, Bureau of Labor Statistics, SNL Financial, U.S Commerce Department
0.00%
2.00%
4.00%
6.00%
8.00%
10.00%
12.00%
2000 2001 2002 2003 2004 2005 2006 2007 2008 2009 2010
Golden Crescent National
Unemployment Rate
0%
5%
10%
15%
20%
25%
30%
35%
1999 2000 2001 2002 2003 2004 2005 2006 2007 2008 2009
VA National
10 Year Cumulative GDP Growth

Source: Bureau of Labor Statistics
Diverse Local Economy
21
• Virginia’s economy is well-balanced across a diverse range of industries
• Significant military and government activity provides additional stability to the Golden
Crescent, with government comprising roughly 19% of Virginia total employment at
December 2010
Employment by Industry December  2010
Government
19.3%
Information
2.2%
Wholesale Trade
3.0%
Transportation and
Utilities
3.0%
Financial Activities
5.0%
Construction
5.0%
Other Services
5.3%
Manufacturing
6.5%
Leisure and
Hospitality
8.9%
Mining and Logging
0.3%
Professional and
Business Services
17.7%
Education and
Health Services
12.8%
Retail Trade
11.1%

V. Our Target Customers * * * * * * *

Diversified
Self Funding
Profitable
23 23
Target Business Mix
Stable Funding Source
Retail
Local Relationships, Centers
of Influence, Deposit Rich,
Low Risk Lending
Local Investors &
Developers
Multiple Property Types
Real Estate C&I, Small Business
Xenith generates new customers through a focused, targeted prospecting and marketing effort combined with a risk adjusted return discipline
Private Banking

• Commercial Real Estate Company
– $2.5mm financing for the acquisition of apartment
complex, 3 year term
– $1.3mm for commercial development
• Local Real Estate Development Company
– $3.4mm build-to-suit office building; 1 year term
• Local Real Estate Development Company
– $4.4mm construction loan and mini-perm to renovate
historic building
• Apartment and Residential Developer
– Construction loan for 5 unit townhouse building;
– $1.2mm loan for 13 months
24 24
Xenith targets a broad array of industries in its C&I business, and targets local developers and investors in its Commercial Real Estate business
• Manufacturing Company: Specialty coatings
and laminating
– $2.0mm revolving line of credit for management buyout of
firm from local Fortune 1000 company
• Government Contractor: Provides program
support, training, international procurement &
logistics
– Xenith leads a $10mm revolver to finance working capital,
of which our commitment is $3.5mm
• Value-added distributor: Provides intelligent
transportation systems, engineering services
– $1.2mm term loan & $2mm revolver to facilitate buyout of
local company and to provide working capital
• Equipment Company: Provides bleachers,
temporary seating & towers for sporting
events
– $2mm revolver; $1.4mm term loan for new equipment
Key Examples
C&I C&I Commercial Real Estate Commercial Real Estate

VI. Significant Capital * * * * * * *

Increase Breadth of
Increase Breadth of
Market Served
Market Served
26 26
Attract Talented
Attract Talented
Bankers
Bankers
Provides Regulatory
Provides Regulatory
Flexibility
Flexibility
Raise House & Legal
Raise House & Legal
Lending Limits
Lending Limits
Significant Capital

27 27
Note: Dollars in thousands
¹ Reconciliation of Tangible Common Equity / Tangible Assets can be found in the Appendix
² Pro forma for net proceeds of $33.7mm; does not include overallotment option of 15.0%.  Assumes net proceeds risk-weighted at 0%
Tangible Common Equity/Tangible Assets
22.73%
14.63%
25.26%
0.0%
5.0%
10.0%
15.0%
20.0%
25.0%
30.0%
12/31/2009 12/31/2010 12/31/2010 Pro Forma²
Xenith is well capitalized today and proceeds of the offering will provide additional capital to execute its business model
Pro Forma Capital
Xenith Capital Ratios
Tang Common Equity/ Tang Assets¹ (%) 22.73 14.63 25.26
Tier 1 Risk-based Capital Ratio (%) 36.68 20.33 40.45
Total Risk-based Capital Ratio (%) 36.68 21.38 41.50

VII. 2010 Progress * * * * * * *

29
2010 Achievements: Setting the Stage

• Xenith’s management went to work building the franchise
– Installed and converted to the new core system
– Opened our Tysons Corner branch
– Hired skilled bankers and professional staff
– Completed our strategic plan with full Board engagement
– Successful Safety & Soundness exam
In In addition addition to to sound sound loan loan and and deposit deposit growth, growth, the the team team accomplished accomplished a a significant number of required improvements in 2010 significant number of required improvements in 2010

$119.9
$67.9
$61.8
$42.0
$0.6
$0.9
$6.9
$6.9
$0
$50
$100
$150
$200
Approved Closed
Commercial & Industrial Commercial Real Estate Residential Real Estate Consumer
30
2010 Loan Approvals Originations
30
$189.5mm $117.4mm
Closed Loan and Pipeline Breakdown
Note: Dollars in millions

Commercial &
Industrial
43%
Consumer
1%
Residential
Real Estate
22%
Commercial
Real Estate
34%
Commercial
Real Estate
37%
Residential Real
Estate
15%
Consumer
3%
Commercial &
Industrial
45%
31
Loan Portfolio Overview
31
50%
Y-o-Y
Growth
Gross Loans = $102.0mm
Gross Loans = $153.1mm
Note: Dollars in millions
Loan Portfolio at 12/31/09 Loan Portfolio at 12/31/10

Savings
2%
Time
58%
Demand and
Money Market
40%
Savings
3%
Time
77%
Demand and
Money Market
20%
32
Deposit Franchise Highlights
32
• Substantially rebalanced deposit mix
• Reduced cost of deposits 205 basis points on average deposits base year over year¹
Deposit Composition at 12/31/09 Deposit Composition at 12/31/10
¹ This change includes an 84 basis point reduction due to the impact of purchase accounting adjustments
Note: Dollars in millions
Total Deposits = $114.0mm Total Deposits = $175.1mm
53%
Y-o-Y
Growth

VIII. Credit and Risk Management * * * * * * *

34
Credit Risk Management
• Purposeful establishment of credit culture
– Collaboration, accountability and conservatism
• Five key tenets of credit culture
1) Credit savvy RMs           Veteran Credit Officers
2) RMs own their credit
3) We are senior debt lenders
4) Targeted customer universe
5) Teamwork: RMs/Credit officers

Legacy First Bankshares Portfolio
• First Bankshares loans at 12/31/09
• Biggest challenge - Silverton Participations
• Legacy Portfolio has met our expectations
35
Note: The credit mark does not include the interest rate mark on the acquired loans of $0.9 million; Dollar values in millions
December 31, 2009 December 31, 2010
Gross Loans $109.6
Credit Mark $6.7
Loans net of credit discount $102.9
Silverton Loans Silverton Loans
Loan Count 13 Loan Count 10
Loans net of credit discount $17.8 Loans net of credit discount $15.2
Of the 10 Loans
5 Pass $10.3
3 Criticized 3.4
2 NPAs 1.5
Total $15.2

Non-Performing Loans and OREO
Note: Dollar values in millions
¹ Allowance of $0.0mm plus Credit Mark of $6.7mm divided by Gross loans of $102.0mm as of 12/31/09 is 6.57%; Allowance of $1.8mm plus Credit Mark of $3.3mm divided by Gross loans of $153.1mm is 3.30%
² Pro forma 12/31/10 includes the impact of the sale of one Silverton OREO property in February 2011 for a $119,000 gain.
• All non-performing assets are assets acquired in the merger
• An experienced work-out specialist manages all significant problem assets
$4.13
$2.84 $2.84
$0.46
$1.48
$0.33
$0.0
$1.0
$2.0
$3.0
$4.0
$5.0
12/31/2009 12/31/2010 Pro forma 12/31/10*
Non-Performing loans OREO
1.26%
3.30%
4.05%
1.85%
1.85%
2.28%
1.72%
6.57%
3.30%
0.00%
1.50%
3.00%
4.50%
6.00%
7.50%
12/31/2009 12/31/2010 Pro forma 12/31/10²
NPLs / Loans NPAs / Assets Allowance+Credit Mark/ Gross Loans¹
Non-Performing Loans and OREO Credit Metrics

37 IX. Summary of the Opportunity * * * * * * * * * *

Differentiated business model
Vast opportunity in Virginia market
Experienced management with history of prior performance
Significant capital
Legacy Portfolio has met our expectations
Summary of the Opportunity
Investment Rationale
38
We intend to use the net proceeds
from this capital raise to support our
growth over the next two years

39 X. Appendix * * * * * * * * * *

40
Non-GAAP Reconciliation

* Pro forma for net proceeds of $33.7mm; does not include overallotment option of 15.0%
Dollars in thousands
For the Period Ended 12/31/2010
12/31/2009 12/31/2010 Pro Forma*
Shareholders' Equity $54,072 $48,789 $82,510
Goodwill and other intangible assets (10,670) (14,109) (14,109)
Tangible Equity 43,402 34,680 68,401
Preferred Equity 0 0 0
Tangible Common Equity $43,402 $34,680 $68,401
Total Assets $201,591 $251,201 $284,922
Goodwill and other intangible assets (10,670) (14,109) (14,109)
Tangible Assets $190,921 $237,092 $270,813
Tangible Common Equity / Tangible Assets 22.73% 14.63% 25.26%
Dollars in thousands except per share values
As of
12/31/2010
Shareholders' Equity $48,789
Goodwill and other intangible assets (14,109)
Tangible Equity 34,680
Preferred Equity 0
Tangible Common Equity $34,680
Total Shares Outstanding 5,846,928
Tangible Book Value Per Share $5.93

41
2010 Balance Sheet

Xenith Xenith
Bankshares, Bankshares,
December 31, December 31,
Assets 2010 2009
Cash and cash equivalents
Cash and due from banks 10,744,982 $          35,203,187 $
Federal funds sold 1,456,000 —
Total cash and cash equivalents 12,200,982 35,203,187
Securities available for sale, at fair value 58,889,563 36,846,737
Loans, net of allowance for loan and lease losses, 2010: $1,765,627; 2009: $0 151,379,974 102,049,697
Premises and equipment, net 6,449,809 6,980,689
Other real estate owned 1,484,606 463,700
Goodwill and other intangible assets, net 14,108,824 14,228,824
Accrued interest receivable 820,947 976,908
Other assets 5,866,704 4,840,961
Total assets 251,201,409 $        201,590,703 $
Liabilities and Shareholders’ Equity
Deposits
Demand and money market 70,029,759 $          22,316,474 $
Savings 3,461,390 3,295,930
Time 101,648,060 88,535,230
Total deposits 175,139,209 $        114,147,634 $
Accrued interest payable 454,105 505,297
Federal funds purchased and borrowed funds 25,000,000 31,260,151
Other liabilities 1,819,413 1,605,588
Total liabilities 202,412,727 147,518,670
Shareholders’ equity
— —
5,846,928 5,846,928
Additional paid-in capital 57,714,401 57,614,520
Accumulated deficit (15,374,003) (9,457,569)
Accumulated other comprehensive income, net of tax 601,356 68,154
Total shareholders’ equity 48,788,682 54,072,033
Total liabilities and shareholders’ equity 251,201,409 $        201,590,703 $
Preferred stock, $1.00 par value, 25,000,000 shares authorized; 0 shares issued and outstanding
Common stock, $1.00 par value, 100,000,000 shares authorized as of December 31, 2010 and 2009;
5,846,928 issued and outstanding as of December 31, 2010 and 2009
Note: Dollars are actual

2010 Income Statement
Note: Dollars are actual
(Successor) (Successor) (Predecessor)
Xenith Xenith First
Bankshares, Bankshares, Bankshares, Inc.
December 31, December 31, December 22,
2010 2009 2009
Interest income
Interest and fees on loans 8,662,174 $         151,720 $            6,275,815 $
Interest on securities 2,060,035 61,417 2,361,776
Interest on federal funds sold 37,968 — 2,226
Total interest income 10,760,177 213,137 8,639,817
Interest expense
Interest on deposits 1,115,335 42,307 2,728,654
Interest on time deposits of $100,000 and over 440,074 19,017 859,414
Interest on federal funds purchased and borrowed funds 611,385 20,748 606,702
Total interest expense 2,166,794 82,072 4,194,770
Net interest income 8,593,383 131,065 4,445,047
Provision for loan and lease losses 1,990,000 — 5,500,646
Net interest income (loss) after provision for loan losses 6,603,383 131,065 (1,055,599)
Noninterest income
Service charges on deposit accounts 152,254 4,431 260,132
Gains on sales of investments 107,615 — 232,161
Other 223,214 10,509 59,549
Total noninterest income 483,083 14,940 551,842
Noninterest expense
Compensation and benefits 7,132,251 2,616,012 2,495,355
Occupancy 1,374,599 1,025,333 592,345
FDIC insurance 288,630 12,626 247,934
Bank franchise taxes 278,866 317,083 145,477
Technology 1,263,032 268,388 284,935
Communications 222,836 113,583 36,793
Insurance 252,571 75,989 49,112
Professional fees 1,200,174 525,309 581,906
Merger-related expense — 1,430,962 1,128,821
Travel 195,236 47,730 17,226
Supplies 150,789 29,646 47,758
Other expenses 643,916 83,588 394,342
Total noninterest expense 13,002,900 6,546,249 6,022,004
(Loss) before income tax expense (5,916,434) (6,400,244) (6,525,761)
Income tax (benefit) — (131,400) (2,218,800)
Net (loss) (5,916,434) (6,268,844) (4,306,961)
Other comprehensive income:
Net unrealized gain (loss) on securities available for sale, net of tax 533,202 $            35,109 $              208,255 $
Comprehensive (loss) income (5,383,232) $        (6,233,735) $        (4,098,706) $
Per share data (basic and diluted): (1.01) $                 (2.76) $                 (1.90) $

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Sandler O’Neill & Partners, L.P. at (866) 805-4128 or Stifel, Nicolaus & Company, Incorporated at (443) 224-1988.